Exhibit 10.1
Form of
ChoicePoint Inc.
Incentive Compensation Plan
Complete Plan

Incentive Compensation Plan

Purpose	The ChoicePoint Incentive Compensation Plan (ICP) rewards eligible employees for their contribution toward the success of the Corporation. The purpose of the Plan is to encourage and reward the attainment of established annual individual, business unit and corporate goals.

Participation In The Plan	All Salaried employees, levels 65 and higher, who are not participating in any other incentive plan are eligible to participate in the ICP. Participants in salary levels 65-79 and Executive levels must be employed for at least three months as of December 31 of the Plan year to be eligible for an incentive payment.

Participant must be an active employee at the date of the incentive payment.

Determination of Awards	Goals

Each fiscal year, Management will establish minimum financial goals for the Corporation and each Business Unit for Plan purposes. If the Corporation and the Business Unit fail to meet these minimum goals for the year, then Management may, in its sole discretion, authorize incentive payments to any, all, or none of the participants in the Plan.

If the Corporation and the Business Unit meet the minimum financial goals for the year, incentive awards will be determined on the basis of actual performance during the incentive year as compared with established goals, as described below, and as indicated on the attachment to this Plan.

· Management shall establish the financial goals required for threshold, target and maximum incentive awards for each incentive level.
· The threshold, target and maximum business unit goals applicable to each participant shall be based on the annual business plan and other relevant data.
· Individual performance goals will be established by the appropriate management authority for each participant.
· Management shall establish the relative weighting of the above mentioned goals for each business unit and incentive level.
· A threshold, target and maximum incentive award shall be established for each participant, expressed in terms of a percentage of that participant’s salary.

Individual incentive awards will be deemed earned based on the degree to which all established goals are attained for the incentive year. Interpolation will be used between the designated award levels. If the Corporation and/or Business Unit performance exceed the maximum financial goals, the COO may recommend, and the CEO may designate incentive payments in excess of percent payouts on the attachment to this Plan. In the event a participant is rated “marginal or partially met” on his or her individual annual performance evaluation, no incentive payment is awarded except at the discretion of the appropriate management authority.

Eligible Earnings

Eligible earnings include base salary only. Transfer reimbursements, relocation pay, station allowance, incentive pay and severance are excluded from the incentive calculation. Salary received while on Short Term Disability or any other Leave of Absence is also excluded from eligible earnings for incentive calculation purposes.

Eligible employees transferred into or out of organizational entities covered by this plan will be paid incentive for the month(s) in the specific unit. Those employees eligible for a portion of the year will receive an award applicable only to the salary for that portion of the year eligible under this Plan.

Payment of Awards

Awards will normally be paid to eligible participants during February following the end of the Plan Year or as soon as possible following the end of February.

Management Discretion

The guidelines indicated above and on the attachment to this Plan can be changed at the discretion of Management for any or all plan participants. The actual incentive payment made to any individual plan participant is at the sole discretion of Management.

The plan is administered by the Compensation Department. The Compensation Department shall:
Plan	· Maintain the plan documents
Administration	· Determine eligibility for the plan
· Calculate incentive amounts
· Have final authority for administration and interpretation of the Plan

The Chief Operating Officer shall establish Corporate and Business Unit goals and determine the extent to which those goals have been met.

Participants’ managers shall establish individual goals and determine the extent to which those goals have been met.

The plan may be amended, suspended, or terminated at any time.

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